Exhibit 10.7

[Specimen Award to Non-Executive Officers of RAIT]

INDEPENDENCE REALTY TRUST, INC.

LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD CERTIFICATE

To the Grantee Named Below:

You have been granted Restricted Stock of Independence Realty Trust, Inc. (the “Company”) under Section 9.1 of the Independence Realty Trust, Inc. Long Term Incentive Plan (the “Plan”).  This Restricted Stock Award Certificate (the “Award Certificate”) sets forth the aggregate number of shares under this Award and its terms and conditions.  This Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Award Certificate and in the Plan.

Grant Date:	February 28, 2017
Number of Shares:	__________________
Transfer Restrictions:

You are receiving this Award in your capacity as an employee of RAIT Financial Trust (“RAIT”) who has provided services to the Company in 2016 and thereafter pursuant to the shared services agreement between the Company and RAIT.   The underlying Shares may not be transferred except as provided below:

First anniversary of Grant Date                                   1/3 of Shares

Second anniversary of Grant Date                              1/3 of Shares

Third anniversary of the Grant Date                           1/3 of Shares

Additionally, the transfer restrictions on the shares will lapse immediately if the Company undergoes a Change in Control (as defined in the Plan) and your service are terminated within one year of such Change in Control.  For the avoidance of doubt, this Award is irrevocable and continued employment or other relationship with the Company and its Affiliates or RAIT and its affiliates is not a condition to the removal of transfer restrictions set forth herein.

Restricted Stock Grant Award Certificate

Rights a Shareholder:

Except as otherwise provided in this Award Certificate or the Plan, you shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, subject to the restrictions, including, without limitation, voting rights and allocation of cash or stock dividends, in respect of the Restricted Stock subject to the Award.

The Company may require you to execute an “Investment Representation Statement” and enter into a shareholder’s agreement or any other agreement required by the Board or shareholders in general, with such terms and conditions as the Company may prescribe.

Tax Liability of the Participant and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Restricted Stock issued pursuant to this Award Certificate shall be your responsibility. Upon grant, you may elect to have a portion of your shares withheld in order to satisfy your tax obligations.  Such shares shall be withheld from the last tranche subject to the transfer restrictions.

Transferability:

Except as otherwise provided in this Award Certificate, you may not transfer or assign the Restricted Stock for any reason until the restrictions on transferability lapse with respect to such shares (other than under your will or as required by intestate laws).  Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Award Certificate, you agree not to sell any Restricted Stock acquired under this Award Certificate at a time when applicable laws, the Company or Company policies, any stockholder agreement or other agreement to which you are a party or any agreement between the Company and its underwriters, prohibit a sale.

Miscellaneous:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Award Certificate shall be interpreted by the Board (or a committee thereof) and that any such interpretation of the terms of this Award Certificate and any determination made by the Board (or a committee thereof) pursuant to this Award Certificate shall be final, binding and conclusive.  This Award Certificate may be executed in counterparts.  This Award Certificate and the Restricted Stock granted hereunder shall be governed by Maryland Law.

This Award Certificate and the Restricted Stock granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Restricted Stock and definitions of capitalized terms used and not defined in this Restricted Stock can be found in the Plan.  Any inconsistency between this Award Certificate and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, which shall remain in full force and effect.  In the event that any provision of this Award Certificate or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Award Certificate as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS AWARD CERTIFICATE AND THE RESTRICTED STOCK GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

INDEPENDENCE REALTY TRUST, INC.GRANTEE

By:_______________________________________________________________

Name:  James J. Sebra

Title: Chief Financial Officer & Treasurer